                           Dated as of December 16, 1998



Teachers Insurance and Annuity
  Association of America
730 Third Avenue
New York, New York  10017

CIG & Co.
c/o CIGNA Investments, Inc.
900 Cottage Grove Road
Hartford, Connecticut  06152


Ladies and Gentlemen:

     Reference is made to those certain Note Purchase Agreements between Hutchinson Technology Incorporated, a Minnesota corporation (the "Company"), and each of Metropolitan Life Insurance Company and Metropolitan Insurance and Annuity Company (each, a "Series A Purchaser" and collectively, the "Series A Purchasers") and Teachers Insurance and Annuity Association of America (the "Series B Purchaser"), each dated as of July 26, 1996, as heretofore amended (each, as amended, an "Agreement" and collectively, the "Agreements"), providing for the issuance to the Series A Purchasers of the 7.85% Senior Notes due 2003 of the Company in the aggregate original principal amount of $25,000,000 (the "Series A Notes"), and the issuance to the Series B Purchaser of the 8.07% Senior Note due 2006 of the Company in the original principal amount of $25,000,000 (the "Series B Note"). The addressees of this letter agreement (collectively, the "Noteholders"), are the registered holders of 100% of the aggregate outstanding principal amount of the Series A Notes and the Series B Note (collectively, the "Notes") as reflected in the Note Register required to be maintained by the Company pursuant to Section 10.1 of each of the Agreements, and the Noteholders whose signatures are affixed below hold 100% of the aggregate unpaid principal amount of the Notes outstanding as of the date hereof.

     The Company has informed the Noteholders that it desires to amend the Agreements in certain respects as of the date hereof, and the Noteholders have agreed to such amendments as more fully described below in this letter agreement ("this Amendment").

     Now, therefore, the Company and the Noteholders (by their acceptance hereof) hereby agree as follows:

     1. INTEREST RATE CHANGE. Notwithstanding anything to the contrary in the Agreements or the Notes, from and after the Effective Date (as defined in paragraph 6 below) and until the Reduction Date (as defined below) each of the Notes shall bear interest at a rate equal to the rate which would be borne by the Notes in the absence of this paragraph, plus

0.50%; and from and after the Reduction Date each of the Notes shall bear interest at a rate equal to the rate which would be borne by the Notes in the absence of this paragraph, plus 0.25%. As used herein the term "Reduction Date" shall mean the date on which (a) any unsecured indebtedness of the Company is given a rating of BBB- or better by Standard & Poor's Rating Group, a division of McGraw Hill, Inc., or Baa3 or better by Moody's Investors Service, Inc., or BBB- or better by Fitch IBCA, and (b) each holder of Notes shall have been furnished with a copy of a letter from the relevant rating agency or other evidence reasonably satisfactory to it of such rating.

     2. MATURITY OF SERIES B NOTE. Notwithstanding anything to the contrary in the Agreements or in the Series B Note, the Series B Note shall mature on November 26, 2004. All other provisions of the Agreements and the Series B Note regarding the payment of principal on the Series B Note shall remain unchanged.

     3.   AMENDMENTS.

     The Agreements will be amended as hereafter in this paragraph 3 set forth, such amendments to become effective as provided in paragraph 6 hereof:

     (a) Section 1.1 (a) of the Agreements is amended by (i) deleting the phrase "the rate of 7.85% per annum" in clause (i) thereof and inserting in lieu thereof the phrase "the Interest Rate (as defined in Exhibit A-1)"; and (ii) deleting the phrase "the rate of 9.85% per annum" in said clause (i) and inserting in lieu thereof the phrase "the Overdue Rate (as defined in Exhibit A-1)".

     (b) Section 1.1 (b) of the Agreements is amended by (i) deleting the phrase "the rate of 8.07% per annum" in clause (i) thereof and inserting in lieu thereof the phrase "the Interest Rate (as defined in Exhibit A-2)"; (ii) deleting the phrase "the rate of 10.07% per annum" in said clause (i) and inserting in lieu thereof the phrase "the Overdue Rate (as defined in Exhibit A-2)"; and (iii) changing the reference to "November 26, 2006" in clause (iii) thereof to "November 26, 2004".

     (c) Section 3.1(b) of the Agreements is amended by (i) changing the reference to "2001 through 2005" in the first sentence thereof to "2001 through 2003" and (ii) changing the reference to "November 26, 2006" in the penultimate sentence thereof to "November 26, 2004".

     (d) Section 6.2(a) of each of the Agreements is amended by adding the following before the period at the end thereof:

     ; provided that for Determination Dates with respect to 1999 fiscal quarters, the percentage set forth above shall be 120% for the first 1999 fiscal quarter, 80% for the second 1999 fiscal quarter, 105% for the third 1999 fiscal quarter and 140% for the final 1999 fiscal quarter.

     (e) Section 6.3(a)(iii) of each of the Agreements is amended by restating such section in its entirety as follows:

          (iii) the Company may become and remain liable in respect of (A) unsecured Funded Debt in accordance with the terms of the Credit Agreement in an aggregate principal amount at any one time outstanding not exceeding $1,500,000; (B) Funded Debt or Current Debt under a working capital line in an aggregate principal amount at any one time outstanding not exceeding $50,000,000 (the "Working Capital Facility") which may be secured by Liens permitted by Section 6.4(m); and (C) Funded Debt in connection with the South Dakota Revolving Economic Development & Initiative ("REDI") Fund in an aggregate principal amount at any one time outstanding not exceeding $1,500,000 which may be secured by Liens permitted by Section 6.4(l);

     (f) Section 6.4 of each of the Agreements is amended by deleting the word "and" at the end of Section 6.4(i)(iii), substituting a semicolon for the period at the end of Section 6.4(j) and adding the following new paragraphs immediately following Section 6.4(j):

          (k) Liens securing, on an equal and ratable basis, the Notes and the Company's 7.46% Senior Notes due 2004 issued pursuant to Note Purchase Agreements, dated as of April 20, 1994, as amended, between the Company and the institutional investors identified therein (the interest rate on which Senior Notes has been increased pursuant to an amendment to said Note Purchase Agreements), and not securing any other indebtedness or obligations of the Company or any Subsidiary;

          (l) Liens securing Funded Debt in connection with the South Dakota REDI Fund permitted by Section 6.3(a)(iii)(C) on production equipment of the Company located in South Dakota having a book value at the time of the creation or incurrence of such Liens, as determined in good faith by the Company, not exceeding 250% of the aggregate principal amount of such Funded Debt secured thereby; provided that, no such Lien shall at any time extend to or cover any property or asset of the Company or any of its Subsidiaries other than (i) such production equipment on which it was originally imposed (and proceeds thereof) (the "South Dakota Collateral"), or (ii) production equipment substituted for production equipment included in the South Dakota Collateral (or other equipment previously substituted therefor as permitted by this clause (ii)) so long as, concurrently with any such substitution, the equipment for which such substitution is made shall be released from such Lien and, after giving effect to any such substitution, the aggregate book value of all equipment subject to such Lien shall not exceed 250% of the aggregate principal amount of the Funded Debt secured thereby; and

          (m) Liens on inventory and receivables of the Company and its Subsidiaries, and proceeds thereof and records and software related thereto (collectively, "Working Capital Collateral") securing Debt of the Company incurred under the Working Capital Facility, provided that, (i) no such Lien shall at any time extend to or cover any property or asset of the Company or any of its Subsidiaries other than Working Capital Collateral, and (ii) in the event that any such Lien on Working Capital Collateral which is created as permitted by this subdivision (m) shall thereafter be discharged, no further Lien on Working Capital Collateral may be created pursuant to this subdivision (m).

     (g)  Section 6.10 of each of the Agreements is amended by restating clause
(i) thereof in its entirety to read as follows:

     (i) the aggregate amount of all Long Term Lease Rentals for which the Company and its Subsidiaries shall be liable in any one fiscal year (including the then current and each future fiscal year) under all Long Term Leases shall not exceed 10% of Consolidated Net Worth as at the end of the then most recently completed fiscal quarter of the Company for each fiscal quarter other than 1999 and 2000 fiscal quarters, and 15% of Consolidated Net Worth as at the end of the then most recently completed fiscal quarter of the Company for each 1999 and 2000 fiscal quarter, and

     (h) The definition of "Coverage Period" in each of the Agreements is amended by changing the date "1998" where it appears therein to "1999."

     (i) Exhibits A-1 and A-2 to the Agreements are amended by restating such exhibits in their entirety as set forth in Exhibits A and B to this Amendment.

     4. SECURITY. In order to induce the Noteholders to enter into this Amendment and consent and agree to the amendments to the Agreements and the Notes provided for herein, the Company covenants and agrees that, for the equal and ratable benefit and security of the Notes and the Company's 7.46% Senior Notes due 2004 issued pursuant to several separate Note Purchase Agreements, dated as of April 20, 1994, as amended (the "1994 Agreements"; and said Senior Notes, as amended, the "1994 Notes"), between the Company and the respective institutional investors identified therein, and in order to secure the payment of principal, interest and other amounts owing under or in respect of the Notes, the 1994 Notes, the Agreements and the 1994 Agreements and the performance and observance by the Company of its obligations pursuant to the Notes, the 1994 Notes, the Agreements and the 1994 Agreements, the Company will, on or prior to January 31, 1999:

     (a) enter into (i) a collateral agency or trust agreement for the benefit of the holders from time to time of the Notes and the 1994 Notes ("Trust Agreement") with a commercial bank or trust company ("Trustee") reasonably satisfactory to the Noteholders; and (ii) mortgages or deeds of trust (collectively, the "Mortgages") in favor or for the benefit of such Trustee with respect to real property owned by the Company and located in Sioux Falls, South Dakota, Eau Claire, Wisconsin and Hutchinson, Minnesota, more particularly described on Schedule A hereto (collectively, the "Mortgaged Properties"), such Trust Agreement and Mortgages to be reasonably satisfactory in form and substance to the Noteholders and their special counsel;

     (b) furnish to the Noteholders and the Trustee copies of surveys of the Mortgaged Properties and title reports in respect thereof, all acceptable in form and detail to the Noteholders and their special counsel and if requested by Noteholders holding not less than 66 2/3% in aggregate principal amount of the Notes at the time outstanding, mortgage title policies in form and substance satisfactory to the Noteholders and containing such endorsements as the Noteholders may reasonably request;

     (c) procure such property and general liability insurance relating to the Mortgaged Properties, naming the Noteholders, the holders of the 1994 Notes and the Trustee as additional insureds or loss payee, as appropriate, as is customary for real estate secured financings with institutional investors comparable to the Noteholders;

     (d) cause to be furnished to each Noteholder and the Trustee an opinion or opinions of counsel concerning such legal matters relating to the Trust Agreement, the Mortgages and the transactions contemplated thereby as such Noteholder or the Trustee may reasonably request;

     (e) cause the Mortgages, and all other instruments and documents (including financing statements) as shall be necessary or appropriate for the purpose, to be duly recorded, published, registered and filed in such manner and in such places as shall be required by law to establish, perfect, preserve and protect the Mortgages as direct first mortgage or deed of trust liens in favor of the Trustee for the benefit of the Notes and the 1994 Notes, and pay all taxes, fees and other charges as shall be payable in connection with the execution, delivery, recording, publishing, registration and filing of such instruments;

     (f) at the time of execution and delivery of the Mortgages, furnish an Officers' Certificate to each Noteholder to the effect that each of the representations and warranties set forth in clauses (d) through (h) of paragraph 5 of this Amendment are true and correct;

     (g) furnish to each Noteholder and the Trustee environmental site assessments concerning the Mortgaged Properties, prepared by independent environmental consultants, which shall be satisfactory in form and substance to the Noteholders and the Trustee; and

     (h) furnish to the Noteholders and their special counsel all such documents and papers relating to proceedings taken in connection with the authorization and consummation of the matters contemplated by this paragraph 4, all in form and substance reasonably satisfactory to the Noteholders and their special counsel, as the Noteholders or such special counsel may reasonably request.

The Company acknowledges and agrees that its failure to comply with the foregoing covenant and agreement on or prior to January 31, 1999 shall constitute an Event of Default under each of the Agreements for all purposes thereof, with the same force and effect as if set forth in full as an Event of Default in Section 8.1 of the Agreements. It is acknowledged that (i) the Trust Agreement and the Mortgages shall provide for the release, at the Company's expense, of unimproved portions of the Mortgaged Properties in connection with the development and financing, including a sale leaseback transaction, of new facilities or expansions of existing facilities, by the Company, and (ii) pursuant to the Trust Agreement and the Mortgages, the liens of the Mortgages shall be subject to release and discharge, at the Company's expense, upon the permanent release and discharge of any and all liens securing the Working Capital Facility referred to in paragraph 3(e) of this Amendment.

     5. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants and covenants to and for the benefit of the Noteholders as follows:

     (a) The execution and delivery by the Company of this Amendment and the performance by the Company of this Amendment and of the Agreements and the Notes as amended hereby (i) have been duly authorized by all requisite corporate action on the part of the Company (no action on the part of the shareholders of the Company being required therefor), (ii) after giving effect to the simultaneous amendment of the 1994 Agreements, do not require the consent or approval of (A) any Governmental Body, or (B) except as set forth below, any other Person, and (iii) after giving effect to the simultaneous amendment of the 1994 Agreements, do not and will not, except as set forth below, (A) violate
(1) any provision of any law, statute, rule or regulation or of the articles of incorporation or by-laws of the Company, (2) any Order of any court, administrative body or arbitrator or any rule, regulation or Order of any Governmental Body binding upon the Company or any of its properties, or (3) any provision of any loan or credit agreement, indenture, mortgage or other agreement or instrument to which the Company is a party or by which it or any of its properties are or may be bound, or (B) result in any breach of or constitute (alone or with notice or lapse of time or both) a default under any such loan or credit agreement, indenture, mortgage or other agreement or instrument. Compliance by the Company with the provisions of paragraph 4 of this Amendment would violate the terms of the Credit Agreement. The Company covenants and agrees that (I) on or before January 31, 1999 it will either (x) obtain an amendment or waiver of all terms of the Credit Agreement which would be so violated or (y) terminate the Credit Agreement, and (II) until such time as the Company shall have complied in full with paragraph 4 hereof it will not effect any borrowing under the Credit Agreement or permit any borrowing to remain outstanding thereunder; provided that, a Facility Letter of Credit (as defined in the Credit Agreement) in an amount not exceeding $1,500,000 issued under the Credit Agreement, and any reimbursements for drafts drawn thereunder, shall not be deemed "borrowings" for purposes of this clause (II).

     (b) This Amendment, and the Agreements and the Notes as amended hereby, constitute the legal, valid and binding obligations and agreements of the Company, enforceable against the Company in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally.

     (c) As of the date hereof, and after giving effect to the amendments to the Agreements effected by this Amendment and to the amendments to the 1994 Agreements effected by a letter agreement delivered simultaneously herewith, no Default or Event of Default has occurred and is continuing under and within the meaning of the Agreements.

     (d) The Company has good and marketable title to, and is lawfully seized and possessed of, all of the Mortgaged Properties, and, except as set forth below, such Mortgaged

Properties are subject only to (i) liens for taxes, assessments and similar charges the payment of which is not currently due or the payment of which is not at the time required by Section 6.16 of the Agreements, (ii) easements, rights-of-way, servitudes, permits, exceptions, reservations and similar encumbrances incurred in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Company conducted thereon, and (iii) liens of mechanics, materialmen, carriers, warehousemen, suppliers or vendors incurred in the ordinary course of business for sums which are either not yet due, or the payment of which is not at the time required by Section 6.16 of the Agreements, or for which such reserve or other appropriate provisions as are required by GAAP have been made. A Mortgage and Security Agreement between Hutchinson Industrial Corporation and National City Bank of Minneapolis, as Trustee, dated as of June 1, 1979, is recorded as an encumbrance with respect to the Mortgaged Property located in Hutchinson, Minnesota, but the indebtedness such Mortgage and Security Agreement secured has been refinanced and is not subject to such Mortgage. The Company covenants and agrees that, on or before January 31, 1999, it will obtain and record a Satisfaction of said Mortgage and Security Agreement. There are no currently effective leases or occupancy agreements relating to any of the Mortgaged Properties or any part thereof or any commitments to enter into any such lease or occupancy agreements.

     (e) The Company holds and at all times heretofore the Company has held all Environmental Permits required under all Environmental Laws currently in effect applicable to the Mortgaged Properties or any of them, except to the extent failure to have any such Environmental Permit has not had and will not have a Material Adverse Effect; and the Company is and at all times heretofore the Company has been in compliance with all terms and conditions of all such Environmental Permits and all other limitations, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all Environmental Laws currently in effect applicable to the Mortgaged Properties or any of them, except to the extent failure to comply therewith, in any one case or in the aggregate, has not had and will not have a Material Adverse Effect. Neither the Company nor, so far as is known to it, any predecessor in interest to the Company in respect of any of the Mortgaged Properties, has ever received from any Governmental Body or other Person any notice of, and the Company has no knowledge of, any events, conditions or circumstances that could prevent continued compliance in all material respects with any Environmental Permits referred to in the preceding sentence or any scheduled renewals thereof or any Environmental Laws currently in effect applicable to the Mortgaged Properties or the Company's operations thereon, or that could give rise to any liability on the part of the Company or form the basis of any Environmental Claims involving the Mortgaged Properties or the Company's operations thereon based on or related to (i) a violation of any applicable Environmental Law currently in effect or (ii) the manufacture, generation, refining, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport, arranging for transport or handling, or the emission, discharge, release or threatened release into the environment of, any Hazardous Substance in violation of any applicable Environmental Laws currentl in effect (other than liabilities and Environmental Claims that have not had and will not have, in any one case or in the aggregate, a Material Adverse Effect).

     (f) The Mortgaged Properties and the Company's use and operation thereof are in compliance in with (i) all laws, statutes, codes, acts, ordinances, orders, judgments, decrees, authorizations, directions and requirements of all Governmental Bodies which are applicable to the Mortgaged Properties or any part thereof, except to the extent failure to comply therewith, in any one case or in the aggregate, has not had and will not have a Material Adverse Effect, and (ii) all terms of any insurance policy covering or applicable to the Mortgaged Properties or any part thereof, all requirements of the issuer of any such policy, and all orders, rules, regulations and requirements of the National Board of Fire Underwriters applicable to or affecting the Mortgaged Properties or any part thereof or any use or condition thereof, except to the extent failure to comply therewith, in any one case or in the aggregate, has not had and will not have a Material Adverse Effect. The Company (i) has procured and is in compliance with all permits, licenses and other authorizations necessary in any material respect for any use of the Mortgaged Properties now being made and for the proper erection, installation, operation and maintenance of any and all improvements on the Mortgaged Properties and (ii) is in compliance with all instruments of record and currently in force affecting the Mortgaged Properties or any part thereof, to the extent noncompliance with any such permits, licenses, authorizations or instruments of record would, individually or in the aggregate, cause or permit a reversion or forfeiture of the Mortgaged Properties or would have a Material Adverse Effect on the right, title or interest of the Company in and to the Mortgaged Properties.

     (g) Schedule A accurately sets forth, opposite the description of each Mortgaged Property thereon, (i) the original book value, and (ii) the current assessed valuation for property tax purposes, of such Mortgaged Property.

     (h) No taking, conveyance or sale of all or any part of any Mortgaged Property or interest therein or right accruing thereto, as a result of, or in lieu or anticipation of the exercise of the right of appropriation, confiscation, condemnation or eminent domain, or any change of grade affecting any Mortgaged Property (any such taking, conveyance or sale, and any such change of grade, a "Taking") has occurred and no proceedings or negotiations have commenced which might result in any Taking. No damage to or loss or destruction of any Mortgaged Property has occurred other than (i) any such damage, loss or destruction which has been fully restored and in respect of which all costs of restoration have been paid in full and (ii) damage, loss and destruction as to which the costs of full restoration as estimated in good faith by the Company, do not exceed $200,000 in the aggregate for any one Mortgaged Property.

     6. CONDITIONS TO EFFECTIVENESS OF THIS AMENDMENT. The amendments to the Agreements provided for in this Amendment shall not become effective until, and shall become effective on, the date ("Effective Date") when, each and every one of the following conditions shall have been satisfied:

     (a) counterparts of this Amendment shall have been duly executed and delivered by the Company and the holders of 100% in aggregate principal amount of Notes at the time outstanding (as provided in Section 12(a) of the Agreements);

     (b) the representations and warranties of the Company set forth in paragraph 5 of this Amendment shall be true and correct and no Default or Event of Default shall have occurred and be continuing; and the Noteholders shall have received an Officers' Certificate of the Company to the foregoing effect; and

     (c) the Noteholders shall have received the favorable opinion of counsel to the Company, dated the Effective Date, which opinion shall be in form and substance satisfactory to the Noteholders, and shall be to the effects that
(i) the execution and delivery by the Company of this Amendment and the performance by the Company of this Amendment and of the Agreements and the Notes as amended hereby (A) have been duly authorized by all requisite corporate action on the part of the Company (no action on the part of the shareholders of the Company being required therefor), (B) after giving effect to the simultaneous amendment of the 1994 Agreements, do not require the consent or approval of (1) any Governmental Body, or (2) except as set forth in paragraph 5 above, to its knowledge, any other Person, (C) do not and will not, except as set forth in paragraph 5 above, (1) violate (x) any provision of any applicable law, statute, rule or regulation or of the articles of incorporation or by-laws of the Company, (y) any Order known to such counsel of any court, administrative body or arbitrator binding upon the Company or any of its properties or (z) any provision of any material loan or credit agreement, indenture, mortgage or other agreement or instrument known to such counsel to which the Company is a party or by which it or any of its properties are or may be bound or (2) result in any breach of or constitute (alone or with notice or lapse of time or both) a default under any such material loan or credit agreement, indenture, mortgage or other agreement or instrument known to such counsel, and (ii) this Amendment, and the Agreements and the Notes as amended hereby, constitute the legal, valid and binding obligations and agreements of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally.

      7. EXCHANGE OF NOTES. At the request of any Noteholder holding a Note or Notes, the Company will, at its expense, execute and deliver to such Noteholder, in exchange for and upon surrender of such Note or Notes, a new Note or Notes, as the case may be, in authorized denominations as requested by such Noteholder, in the same aggregate unpaid principal amount or the aggregate unpaid principal amount of the Note or Notes so surrendered, and of the same series as such surrendered Note or Notes but in the form of Exhibit A to this Amendment in the case of Series A Notes and in the form of Exhibit B hereto in the case of the Series B Note. Each such new Note shall be made payable to and registered in the name of such surrendering Noteholder.

     8. MISCELLANEOUS. Except as specifically amended hereby, all terms and provisions of each of the Agreements shall remain in full force and effect. Without limiting the provisions of Section 15.1 of the Agreements, the Company will (i) pay all expenses incurred by each Noteholder in connection with this Amendment and the matters contemplated by paragraph 4 hereof, including the fees and disbursements of special counsel for the Noteholders, (ii) pay, and save the Noteholders harmless from and against, all costs and expenses incident to the consummation of the matters described in paragraph 4, including, without limitation, the fees and expenses of the Trustee, surveyor and title company fees and recording fees. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings assigned to them by each of the Agreements.

     If you are in agreement with the foregoing, please so indicate by executing the form of acknowledgment set forth below, whereupon this Amendment shall become a binding agreement effective as of the date hereof.

                                        Very truly yours,

                                        HUTCHINSON TECHNOLOGY
                                          INCORPORATED


                                        By /s/ John A. Ingleman
                                          ---------------------------------

                                          Its   CFO
                                             ------------------------------

Agreed to and accepted as of
the date first above written.

TEACHERS INSURANCE AND ANNUITY
  ASSOCIATION OF AMERICA


By /s/ Diane Hom
  ---------------------------------
  Its Director-Private Placements
     ------------------------------


CIG & CO.

By /s/ James R. Kuzemchak
  ---------------------------------
  Its Partner